Exhibit 4.13A

Supplementary Agreement to the Loan Agreement

This Agreement is made in Chaoyang District, Beijing on December 31, 2019 by and among:

1.	QIAO HAIYAN, a citizen of the People's Republic of China;

2.	GAO XIMIN, a citizen of the People's Republic of China;

(QIAO HAIYAN and GAO XIMIN shall hereinafter be referred to collectively as the "Borrowers" and individually as a "Borrower")

3.

Fenghuang On-line (Beijing) Information Technology Co., Ltd., a wholly foreign-owned enterprise established under the laws of China with its legal address at Room 1202, Floor 11, Building 2, Courtyard 4, Qiyang Road, Chaoyang District, Beijing (the "Lender").

(In this Agreement, the Borrowers and the Lender shall hereinafter be referred to individually as a "Party" and collectively as the "Parties".）

WHEREAS:

1.

The Borrowers and the Lender signed the Loan Agreement (the "Original Agreement") on December 31, 2009. The loan term agreed in the Original Agreement is ten (10) years from the date of signing the Original Agreement.

2.	The loan term agreed in the Original Agreement may be extended with the written consent of the Parties.

After friendly negotiation, the Borrowers and the Lenders, intending to be legally bound, enter into the following supplementary agreement (this "Agreement"):

1.	The Parties agree to extend the loan term agreed in the Original Agreement, which shall be extended for ten (10) years from the date of signing this Agreement.

2.

Other terms of the Original Agreement shall remain unchanged. As an integral part of the Original Agreement, this Agreement shall have the same legal effect as the Original Agreement. Matters stipulated in both this Agreement and the Original Agreement shall be subject to this Agreement, and matters not covered herein shall be subject to the Original Agreement.

3.	This Agreement shall take effect on the date when the Parties affix their signatures hereon.

4.	This Agreement is made in three counterparts, with the Borrower and the Lender holding one counterpart respectively, and such three counterparts shall have the same legal effect.

(The following remainder below this line is intentionally left blank and is a signature page)

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(This page is the signature page of this Supplementary Agreement of Loan Agreement)

QIAO HAIYAN

Signature:

GAO XIMIN

Signature:

Fenghuang On-line (Beijing) Information Technology Co., Ltd.(Seal)

Signature:
Name:
Title:

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